Exhibit 99.1

Amylin Pharmaceuticals, Inc. 9360 Towne Centre Drive San Diego, CA 92121 USA	Tel (858) 552 2200 Fax (858) 552 2212 www.amylin.com

FOR IMMEDIATE RELEASE

Pramlintide and Leptin Combination Treatment Demonstrates 12.7 Percent Weight Loss
in 24-Week Clinical Obesity Study

Findings validate novel integrated neurohormonal treatment of obesity (INTO) strategy

SAN DIEGO, CA — November 15, 2007 — Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today announced positive results from a 24-week proof-of-concept study with pramlintide, an analog of human amylin, and recombinant human leptin (r-metHuLeptin; metreleptin) combination treatment in overweight or obese subjects. At study end, pramlintide/metreleptin treatment reduced body weight on average by 12.7 percent, significantly more than treatment with pramlintide alone (8.4 percent; p<0.001). Subjects treated with pramlintide/metreleptin lost an average of 25 pounds from study start compared with an average of 17 pounds for subjects treated with pramlintide alone. Subjects receiving pramlintide/metreleptin had continuous weight loss through the end of the study compared to those treated with pramlintide alone, whose weight loss had stabilized towards the end of the study. At study start, the average weight of study participants was approximately 205 pounds.

Consistent with previous clinical experience with pramlintide and metreleptin as single agents, the most common side effects seen with pramlintide/metreleptin combination treatment were injection site adverse events and nausea, which were mostly mild to moderate and transient in nature.

“We believe these important results provide convincing clinical proof-of-concept, highlighting the tremendous potential of our integrated neurohormonal strategy as a unique, innovative approach to obesity pharmacotherapy,” stated Alain D. Baron, M.D., Senior Vice President Research, Amylin Pharmaceuticals. “The findings are consistent with our internal discovery that amylin restores leptin responsiveness in diet-induced obese rats, and thus greatly increase our confidence in the predictive value of our preclinical obesity models. We now look forward to advancing the pramlintide/metreleptin clinical program to the next stages of development.”

“The discovery of leptin in 1994 was a major scientific breakthrough that revolutionized our understanding of the neurohormonal basis of obesity,” remarked Eric Ravussin, PhD, Professor, Pennington Biomedical Research Center in Baton Rouge, Louisiana, and Immediate Past-President of NAASO, The Obesity Society. “Leptin is a fundamentally important hormone in the regulation of energy homeostasis, fat metabolism, glucose metabolism, and body weight. These exciting clinical results provide renewed hope of harnessing the therapeutic potential of leptin in the search for novel, safe and more efficacious treatments for obesity.”

Study Details

This 24-week, Phase 2A, randomized, double-blind, active-drug-controlled, multicenter study enrolled 177 overweight and obese subjects with a body mass index ranging from 27 to 35 kg/m2. For the initial 4 weeks, all subjects received dietary instruction and treatment with pramlintide (180 micrograms twice daily for two weeks, followed by 360 micrograms twice daily for two weeks).

Subjects who completed the 4-week lead-in period and who lost 2 to 8 percent of their body weight were eligible to continue the study (n=139). For the remaining 20 weeks, these subjects were randomized, in a 2:2:1 ratio to one of three groups, with twice daily injection treatment of: 1) pramlintide 360 micrograms/metreleptin 5 milligrams; 2) pramlintide 360 micrograms/placebo; or 3) metreleptin 5 milligrams/placebo.

Further study details will be presented at Amylin Pharmaceuticals’ Research and Development Day on November 28, 2007 and in future scientific publications.

About Obesity

Obesity is a chronic condition that affects millions of people and is linked to increased health risk of several medical conditions including type 2 diabetes, high blood pressure, heart disease, stroke, osteoarthritis, sleep disorders and several types of cancers. According to NAASO, The Obesity Society, obesity is the second leading cause of preventable death in the United States. The total direct and indirect cost attributed to overweight and obesity health issues exceeds $100 billion in the United States each year. Obesity is also rapidly becoming a major health problem in all industrialized nations and many developing countries.

Obesity is measured by body mass index, or BMI, a mathematical formula using a person’s height and weight. A person with a BMI between 25 and 29.9 is considered overweight. A person with a BMI of 30 or more is considered obese, and a person with a BMI of 40 or more is considered severely obese.

Amylin’s Unique Approach to Obesity Research and Development

Physicians and patients seeking prescription medications for weight loss have limited therapeutic options. New scientific advances have established the key role of neurohormones in regulating appetite and energy balance, as well as the importance of studying the interaction among these hormones (within the brain) to uncover their full therapeutic potential. Amylin scientists discovered that combination treatment with neurohormones such as amylin and leptin can produce additive and synergistic weight loss in animal models. These findings formed the basis for Amylin’s innovative integrated neurohormonal approach to the development of obesity treatments.

About Pramlintide and Metreleptin

Pramlintide is a synthetic analog of amylin, a neurohormone secreted by the pancreas that is known to play a role in the regulation of appetite, food intake and postprandial glucose concentrations. Pramlintide is the active ingredient in SYMLIN®, which is indicated for use by patients with type 1 and type 2 diabetes who use mealtime insulin. Since launch, over 80,000 patients have been exposed to SYMLIN. To date, more than 6,000 individuals have received pramlintide in clinical trials, including more than 800 in obesity studies. In previous clinical studies, obese subjects treated with pramlintide 360 micrograms twice daily for 1 year experienced an average weight loss of approximately 8 percent from baseline compared with a 1 percent weight loss in patients receiving placebo. The most common side effect observed with pramlintide treatment in previous obesity studies was mild, transient nausea.

Metreleptin (methionyl recombinant leptin; r-metHuLeptin) is an analog of human leptin, a neurohormone secreted by fat cells that plays a fundamental role in the regulation of energy metabolism and body weight. Amylin acquired exclusive rights to the leptin molecular franchise and clinical program in 2006.  To date, more than 1,000 individuals have received metreleptin in clinical trials, several hundred of which were obese and treated for 16 weeks or more. In multiple previous human clinical trials with metreleptin treatment alone, minimal weight loss was observed. This observation is consistent with findings in diet-induced obese rats, and suggests the presence of leptin resistance. In contrast, and consistent with findings in ob/ob (leptin deficient) mice, long-term treatment with metreleptin has been shown to elicit profound, fat-specific weight loss in severely obese individuals who are rendered leptin deficient by rare genetic mutations of the leptin gene. The most common side effect observed with metreleptin treatment in previous obesity studies was injection site adverse events.

About Amylin

Amylin Pharmaceuticals is a biopharmaceutical company committed to improving lives through the discovery, development and commercialization of innovative medicines. Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN® (pramlintide acetate) injection and BYETTA® (exenatide) injection. Amylin’s research and development activities leverage the company’s expertise in metabolism to develop potential therapies to treat diabetes and obesity.  Amylin is located in San Diego, California with over 1,800 employees nationwide. Further information on Amylin Pharmaceuticals is available at www.amylin.com.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties. The Company’s actual results could differ materially from those discussed herein due to a number of risks and uncertainties, including risks that future clinical trials may not replicate previous results; risks that our preclinical studies may not be predictive; risks that the FDA may not approve the Company’s NDAs or product candidates; and other risks inherent in the drug development and commercialization process. These and additional risks and uncertainties are described more fully in the Company’s recently filed Form 10-Q. Amylin disclaims any obligation to update these forward-looking statements.

CONTACT:

Alice Bahner Izzo

Amylin Pharmaceuticals, Inc.

858-642-7272

858-232-9072

Alice.Izzo@amylin.com

Web site:  http://www.amylin.com / (AMLN)